Exhibit 99.1

Contact:
Eva Yan, CFO
E-mail: evayan@chn-biotics.com
Web: www.chn-biotics.com

CCG Investor Relations
Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web: www.ccgirasia.com

For Immediate Release

China-Biotics, Inc. Announces Closing of Underwriters’ Over-Allotment Option

Shanghai, China – October 26, 2009 – China-Biotics, Inc. (NASDAQ: CHBT) (“China-Biotics”, “the Company”), a leading Chinese firm specializing in the manufacture, research, development, marketing and distribution of probiotics products, announced today that the underwriters of its previously announced public offering of 4,600,000 shares of common stock have exercised their over-allotment option and purchased an additional 690,000 shares of Company common stock, at a public offering price of $15.00 per share. China-Biotics expects net proceeds from the offering, including the exercise of the over-allotment option, after deducting underwriting discounts and estimated offering expenses to be approximately $9.8 million. The Company expects to use the net proceeds from the offering for general corporate purposes, including expanding its retail operations, expanding its products, acquiring additional retail outlets and for general working capital purposes.

Roth Capital Partners, LLC, acted as the sole manager of the offering. A copy of the final prospectus relating to the offering may be obtained from Roth Capital Partners, LLC, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by telephone at (949) 720-7194, or via email at rothecm@roth.com.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About China-Biotics, Inc.

China-Biotics, Inc., a leading manufacturer of biotechnology products and supplements, engages in the research, development, marketing and distribution of probiotics dietary supplements. Through its wholly owned subsidiary, Shanghai Shining Biotechnology Co., Ltd., the Company has operations in Shanghai. Its proprietary product portfolio contains live microbial nutritional supplements under the “Shining” brand. Currently, the products are sold OTC through large distributors to pharmacies and supermarkets in Shanghai, Jiangsu, and Zhejiang. China-Biotics plans to launch 300 Shining brand retail outlets in major cities in China. Currently, China-Biotics is strategically expanding its production capacity of probiotics to meet growing demand in the bulk additive market.  For more information, please visit http://www.chn-biotics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company’s ability to market existing and new products, ability to access to capital for expansion, and changes from anticipated levels of sales, future national or regional economic and competitive conditions, market acceptance of its retail store concept, changes in relationships with customers, dependence on its flagship product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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